NAME OF SUBSIDIARY(S)
[STATE OF INCORPORATION                     NAMES UNDER WHICH
OR ORGANIZATION]                            BUSINESS DONE (b)

Champion Home Builders Co. [Michigan]             -
Dutch Housing, Inc. [Michigan]                    -
Chandeleur Homes, Inc. [Michigan]                 -
Redman Industries, Inc. [Delaware]                -
  Redman Homes, Inc. [Delaware]                   -
  Western Homes Corporation [Delaware]       Silvercrest Homes
________________________________________

(a) Each subsidiary is wholly-owned by the Registrant, or by the subsidiary of the Registrant which is its immediate parent and under which it is listed in the above table.

(b)  In addition to its own name.